Exhibit 99.1

Barnes & Noble Reports Fiscal 2010 Third Quarter Financial Results

Barnes & Noble.com Sales Increase 32%

Declares Quarterly Dividend of $0.25

NEW YORK--(BUSINESS WIRE)--February 23, 2010--Barnes & Noble, Inc. (NYSE:BKS), the world’s largest bookseller, today reported sales and earnings for its fiscal 2010 third quarter ended January 30, 2010. The company also announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share payable on March 31, 2010 to stockholders of record on March 10, 2010.

Total sales for the third quarter were $2.2 billion, a 33% increase compared to the prior year. Barnes & Noble store sales decreased 4.7% to $1.4 billion, with comparable store sales decreasing 5.5% for the quarter. Total sales in the 2010 quarter include Barnes & Noble College Bookstore (“College”) sales of $566 million. For the 2010 quarter, College’s comparable store sales decreased 1.3% but were down only 0.2% for the five week “back-to-school rush” period ending February 6, 2010.

Barnes & Noble.com sales increased 32% to $210 million for the quarter, as compared to the prior year. Most notably, Barnes & Noble.com’s sales accelerated throughout the quarter, increasing 67% year-over-year for the month of January.

“nookTM began shipping only in the middle of the third quarter, and, as evident in our sales, we are thrilled with how customers have embraced our product and our digital eBook platform,” said Steve Riggio, chief executive officer of Barnes & Noble, Inc. “In addition to the accelerating online sales trends, nookTM sales have been strong at our bookstores since the product became available earlier this month.”

For the third quarter, the company reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $204 million. The company’s third quarter earnings incorporate the first full quarter of College’s financial results since acquisition. College contributed $49 million to EBITDA during the quarter. Consolidated net earnings were $80.2 million, or $1.38 per share, at the high end of the guidance range of $1.20 to $1.40 per share.

The company ended the third quarter with $40 million in cash and no debt outstanding under its revolving credit facility.

Bestselling titles during the quarter included John Grisham’s Ford Country, Greg Mortenson’s Stones into School, Elizabeth Gilbert’s Committed, Andre Agassi’s Open and Nicholas Sparks’ Last Song.

GUIDANCE

For the fiscal 2010 fourth quarter ending May 1, 2010, comparable store sales at Barnes & Noble stores are expected to decline 2% to 4% and College’s comparable store sales are expected to be in a range of (1%) to 1%. The company expects full-year comparable store sales at Barnes & Noble stores to decline 3% to 5% and continues to expect College’s comparable store sales to be in a range of (1%) to 1% from the acquisition date to the end of fiscal 2010.

The fourth quarter loss per share is expected to be in a range of $0.85 to $1.15. Consistent with the update provided on January 7, 2010, fiscal year 2010 earnings per share is expected to be in a range of $0.23 to $0.53.

As of January 30, 2010, the company operated 719 Barnes & Noble stores and 639 Barnes & Noble College Bookstores. During the third quarter, three Barnes & Noble stores were opened and nine were closed; three College stores were opened. Additionally, the company closed 46 B. Dalton bookstores.

CONFERENCE CALL

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, February 23, 2010, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report full year earnings results for the 2010 fiscal year ending May 1, 2010, on or about June 24, 2010.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 723 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 639 college bookstores serving nearly 4 million students and over 250,000 faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features hundreds of thousands of titles in its eBookstore (www.bn.com/ebooks). Customers can buy and read eBooks on a wide range of platforms, including nookTM by Barnes & Noble, the iPhone and iPod touch, BlackBerry® smartphones, as well as most Windows® and Mac® laptops or full-sized desktop computers.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

nookTM is a trademark of Barnes & Noble, Inc.

Social Media Links: Follow B&N on Twitter: www.bn.com/twitter Become a fan of our Facebook Page: http://www.facebook.com/barnesandnoble Subscribe to our channel: http://www.youtube.com/user/BNStudio

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009

Sales	$2,174,542	1,631,616	$4,491,118	3,965,922
Cost of sales and occupancy	1,558,871	1,108,899	3,177,403	2,732,683
Gross profit	615,671	522,717	1,313,715	1,233,239
Selling and administrative expenses	411,443	334,437	1,024,238	947,661
Depreciation and amortization	57,068	45,546	151,091	132,244
Pre-opening expenses	399	1,783	3,381	8,259
Operating profit	146,761	140,951	135,005	145,075
Interest expense, net	13,849	751	18,097	3,149
Income from continuing operations before taxes	132,912	140,200	116,908	141,926
Income taxes	52,523	55,235	48,212	55,965
Income from continuing operations (net of income tax)	80,389	84,965	68,696	85,961
Loss from discontinued operations (net of income tax)	-	(4,020)	-	(7,848)
Net income	80,389	80,945	68,696	78,113
Net (income) loss attributable to noncontrolling interests	14	207	18	30
Net income attributable to Barnes & Noble, Inc.	$80,403	81,152	$68,714	78,143

Income attributable to Barnes & Noble, Inc.
Income from continuing operations	$80,389	84,965	$68,696	85,961
Less loss attributable to noncontrolling interests	14	207	18	30
Net income from continuing operations attributable to Barnes & Noble, Inc.	$80,403	85,172	$68,714	85,991

Basic income per common share:
Income from continuing operations attributable to Barnes & Noble, Inc.	$1.40	1.50	$1.20	1.52
Loss from discontinued operations attributable to Barnes & Noble, Inc.	-	(0.07)	-	(0.14)
Net income attributable to Barnes & Noble, Inc.	$1.40	1.43	$1.20	1.39

Diluted loss per common share:
Income from continuing operations attributable to Barnes & Noble, Inc.	$1.38	1.49	$1.18	1.49
Loss from discontinued operations attributable to Barnes & Noble, Inc.	-	(0.07)	-	(0.14)
Net income attributable to Barnes & Noble, Inc.	$1.38	1.42	$1.18	1.35

Weighted average common shares outstanding
Basic	55,365	54,602	55,260	54,404
Diluted	56,003	54,964	56,074	55,526

Dividends declared per common share	$0.25	0.25	$0.75	0.75

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	71.7%	68.0%	70.7%	68.9%
Gross profit	28.3%	32.0%	29.3%	31.1%
Selling and administrative expenses	18.9%	20.5%	22.8%	23.9%
Depreciation and amortization	2.6%	2.8%	3.4%	3.3%
Pre-opening expenses	0.0%	0.1%	0.1%	0.2%
Operating profit	6.7%	8.6%	3.0%	3.7%
Interest expense, net	0.6%	0.0%	0.4%	0.1%
Income from continuing operations before taxes	6.1%	8.6%	2.6%	3.6%
Income taxes	2.4%	3.4%	1.1%	1.4%
Income from continuing operations (net of income tax)	3.7%	5.2%	1.5%	2.2%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 30, 2010	January 31, 2009	May 2, 2009

ASSETS
Current assets:
Cash and cash equivalents	$40,178	281,608	86,594
Receivables, net	246,592	80,998	70,721
Merchandise inventories	1,518,414	1,203,471	1,233,756
Prepaid expenses and other current assets	90,554	121,101	121,563
Current assets of discontinued operations	-	30,199	-
Total current assets	1,895,738	1,717,377	1,512,634

Property and equipment:
Land and land improvements	8,617	9,298	9,298
Buildings and leasehold improvements	1,202,702	1,096,801	1,102,439
Fixtures and equipment	1,584,456	1,385,454	1,331,524
	2,795,775	2,491,553	2,443,261
Less accumulated depreciation and amortization	1,977,781	1,670,839	1,642,517
Net property and equipment	817,994	820,714	800,744

Goodwill	522,702	240,008	254,842
Intangible assets, net	584,713	83,443	82,691
Other noncurrent assets	65,094	8,000	13,368
Noncurrent assets of discontinued operations	-	8,321	-
Total assets	$3,886,241	2,877,863	2,664,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,184,915	746,599	698,315
Accrued liabilities	959,169	704,342	587,454
Current liabilities of discontinued operations	-	18,807	-
Total current liabilities	2,144,084	1,469,748	1,285,769

Deferred taxes	274,728	79,170	79,369
Other long-term liabilities	516,914	393,006	387,318
Noncurrent liabilities of discontinued operations	-	12,713	-

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares authorized; 88,631, 87,681 and 88,225 shares issued, respectively	89	88	88
Additional paid-in capital	1,284,189	1,262,358	1,274,454
Accumulated other comprehensive loss	(12,015)	(14,503)	(12,015)
Retained earnings	727,516	721,200	697,042
Treasury stock, at cost, 33,215, 33,066 and 33,148 shares, respectively	(1,050,828)	(1,047,529)	(1,049,328)
Total Barnes & Noble, Inc. shareholders' equity	948,951	921,614	910,241
Noncontrolling interest	1,564	1,612	1,582
Total shareholders' equity	950,515	923,226	911,823
Commitments and contingencies	-	-	-
Total liabilities and shareholders' equity	$3,886,241	2,877,863	2,664,279

Barnes & Noble, Inc. EBITDA Reconciliation(1)

($ in thousands)	13 weeks ended January 30, 2010
	Barnes & Noble, Inc.	Barnes & Noble College
Net income	$80,389	$21,105
Interest	13,849	3,268
Income taxes	52,523	14,216
Depreciation and amortization	57,068	10,627
EBITDA	$203,829	$49,216

(1) To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in this press release the Company uses the non-GAAP financial measure of EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization).  The Company’s management reviews this non-GAAP measure internally to evaluate the Company’s performance and manage its operations.  Given the recent changes in the Company’s business and their impact on the current quarter, the Company believes that the inclusion of EBITDA results provides investors useful and important information regarding the Company’s operating results.

CONTACT:
Barnes & Noble, Inc.
Media
Mary Ellen Keating, 212-633-3323
Senior Vice President, Corporate Communications
mkeating@bn.com
or
Investors
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer
jlombardi@bn.com
or
Andy Milevoj, 212-633-3489
Director of Investor Relations
amilevoj@bn.com